news release

FOR RELEASE:
August 23, 2007

NASDAQ: SNIC

Sonic Solutions Reports Selected Preliminary Financial
Results for First Quarter Ended June 30, 2007;
Updates Guidance

Novato, California (August 23, 2007) - Sonic Solutions® (NASDAQ: SNIC) today announced the following selected preliminary unaudited financial results for the first quarter ended June 30, 2007.

Selected Preliminary Financial Results

Net revenue for the quarter was $29.5 million. Cost of revenue, excluding any stock-based compensation costs, was $7.9 million. Included in cost of revenue is $1.2 million of expense related to the amortization of acquired intangibles. Marketing and sales expenses, excluding any stock-based compensation costs, were $8.7 million. Research and development expenses, excluding any stock-based compensation costs, were $11.8 million. General and administrative expenses, excluding any stock-based compensation costs, were $6.7 million, of which $2.3 million represented legal and professional expenses associated with the stock option review. Other income (net of other expenses) was $0.2 million. For the quarter ended June 30, 2007, Sonic had 26.2 million shares outstanding, or approximately 27.2 million shares on a fully diluted basis. Sonic’s revenue for the quarter reflects a revenue recognition procedural change pursuant to which we have moved from recognizing OEM royalty revenue based on reports received up to 20 or 25 days after the end of the quarter to generally recognizing revenue only on those reports received by the end of the quarter.

As of June 30, 2007, Sonic had cash and cash equivalents of $7.3 million and short term investments of $58.4 million. Bank debt at June 30, 2007 was $20.0 million.

Guidance

For the second fiscal quarter ending September 30, 2007, the Company’s management anticipates net revenue, on a GAAP basis, will be between $30 million and $33 million. Cost of revenue, as a percentage of net revenue and excluding expenses related to the amortization of intangibles and stock-based compensation, is estimated to be 22%. Operating expenses, excluding stock-based compensation costs and any one-time charges associated with the Company’s option review, are estimated to be $25.5 million.

Options Review

The Company’s selected preliminary results, guidance, and revenue recognition procedural changes are subject to change and or adjustment, including as a result of the expected restatement of historical results. As previously announced on February 1, 2007, Sonic has commenced a voluntary review of its historical and current stock option grant practices and related accounting. Based on the review, the audit committee and Sonic management have concluded that, under applicable accounting guidance, Sonic lacks sufficient documentation for certain historical option grants and that the measurement dates associated with these option grants will need to be adjusted. Further, as previously announced, the audit committee, after consultation with management and the Company’s board of directors, has determined that the Company’s annual and interim financial statements may no longer be relied upon.

Sonic Solutions • 101 Rowland Way • Novato, CA 94945 • tel: 415.893.8000 • fax: 415.893.8008 • email: info@sonic.com

Sonic Solutions Reports Selected Preliminary Results for First Quarter Ended June 30, 2007; Updates Guidance	page 2

Sonic believes it will have to record additional cash and non-cash charges for stock-based compensation expense and restate previous financial statements, and that such charges will be material. Sonic is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions. Sonic intends to file its restated financial results and related periodic reports as quickly as possible.

All results and guidance reported today are presented without taking into account any adjustments to either current or previously reported results that may be required in connection with any restatement and should be considered preliminary until Sonic files its quarterly report on Form 10-Q for the first quarter ended June 30, 2007, its annual report on Form 10-K for the fiscal year ended March 31, 2007, its quarterly report on Form 10-Q for the third quarter ended December 31, 2006, and any required restatement of historical financial statements. Investors are cautioned that Sonic is unable to provide reconciliations to corresponding U.S. Generally Accepted Accounting Principles (“GAAP”) measures for the non-GAAP information provided in this press release due to the ongoing options practice and accounting review. The non-GAAP information includes those measures that exclude stock-based compensation costs and/or other expenses that would otherwise be included in the applicable GAAP measures.

Continued Nasdaq Listing

On July 23, 2007, the Company announced that it had received notification that the NASDAQ Listing and Hearing Review Council (the “Listing Council”) has determined to call for review the decision by the NASDAQ Listing Qualifications Panel (the “Panel”). In that decision, which was set forth in a letter received by the Company on April 23, 2007, the Panel had decided to continue the Company’s listing, provided that the it file its Form 10-Q for the quarter ended December 31, 2006 and its Form 10-K for the period ended March 31, 2007, and solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006, on or before July 23, 2007. As previously announced, the filing and holding of an annual meeting were delayed due to the Company’s voluntary review of historical and current stock option grant practices and related accounting. Concurrent with the call for review, the Listing Council determined to stay the suspension of the Company’s securities by the Panel. Accordingly, pending further action by the Listing Council, the Company’s shares will remain listed on The Nasdaq Global Select Market. The Listing Council has invited the Company to make a submission regarding the status of the options review on or before August 31, 2007.

Call Details

Sonic will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today to discuss its preliminary financial results for the first quarter ended June 30, 2007. Investors are invited to listen to Sonic’s quarterly conference call on the investor section of Sonic’s website at www.sonic.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 p.m. PDT, midnight EDT, Monday August 27, 2007, and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 6251847.

About Sonic Solutions

Sonic Solutions (NASDAQ:SNIC - News; http://www.sonic.com) enables the creation, management, and enjoyment of digital media content from Hollywood to home. Sonic's products range from the advanced authoring systems used to produce Hollywood DVD, HD DVD, and Blu-ray Disc film releases to the award-winning Roxio®-branded photo, video, music, and digital-media management applications. Sonic's patented technologies and AuthorScript® media engine are relied upon by leading technology firms to define rich media experiences on a wide array of consumer electronics, mobile devices, set-top players, retail kiosks, and PCs. Always an innovator, Sonic has taken a leading role in helping professional and consumer markets make the successful transition to the new high-definition media formats and, through the Sonic DVD On Demand™ and Qflix™ platforms Sonic is defining new models for the digital distribution of premium Hollywood entertainment. Sonic Solutions is headquartered in Marin County, California.

Sonic Solutions Reports Selected Preliminary Results for First Quarter Ended June 30, 2007; Updates Guidance	page 3

Sonic, the Sonic logo, Sonic Solutions, AuthorScript, Sonic DVD On Demand, Qflix and Roxio are trademarks or registered trademarks of Sonic Solutions or its subsidiaries in the United States and/or other countries. All other company or product names are trademarks or registered trademarks of their respective owners and, in some cases, are used by Sonic under license.

Forward-Looking Statements

This press release and Sonic’s quarter ended June 30, 2007 earnings conference call contain forward-looking statements that are based upon current expectations. Such forward-looking statements include expectations regarding revenue, income, expenses, capitalization and other guidance for the quarter ending September 30, 2007, and the fiscal year ending March 31, 2008; views regarding opportunities presented by the “download and burn” business model; Sonic’s ability to strengthen relationships with end-users; the evolution of, and opportunities for Sonic arising from, next-generation high-definition formats and channels; future market opportunities; views regarding the status and preliminary conclusions of Sonic’s review of its historical and current stock option grant practices and related accounting; the expected impact and consequences of this review, including the expected restatement of Sonic’s historical financial statements; the time required to complete the review process; and potential impact of pending litigation in which the Company, its directors, and/or its executive officers may be involved.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the timely introduction and acceptance of new products, including but not limited to Sonic’s high-definition products; the costs associated with new product introduction and the possible adverse effect on gross margin; any fluctuation in demand for Sonic products; the transition of products to new hardware configurations and platforms; unforeseen increases in operating expenses, new product introductions, cost of Sarbanes Oxley compliance or business expansion; loss of significant customers or key suppliers; risks related to acquisitions and international operations; costs associated with litigation or prosecution and intellectual property claims; and changes in effective tax rates. Other risks and uncertainties that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements include, but are not limited to, the timing, final results and final conclusions of the audit committee’s review concerning matters related to Sonic’s stock option grants, including but not limited to, the accuracy of the stated dates of option grants and whether all proper procedures were followed; the impact of any restatement of financial statements, including but not limited to the determination, as a result of the re-auditing of certain prior period financials statements, of additional restatement items beyond the restatement of non-cash stock-based compensation items, the impact of which may be material, or the effects of other actions that may be taken or required as a result of such review; tax issues or liabilities that relate to adjustments to the measurement dates associated with Company stock options; effects relating to Sonic’s inability to timely file reports with the Securities and Exchange Commission; changes to the anticipated scope of the issues beyond the timing and accuracy of measurement dates for option awards to issues that Sonic does not currently realize exist; the impact of any litigation or governmental investigations or proceedings arising out of or related to Sonic’s stock option grant practices or any restatement of its financial statements; Sonic’s failure to satisfy conditions for continued listing on The Nasdaq Global Select Market; the impact of any further determinations by the Nasdaq Listing Qualifications Panel; and the impact of any further action by the Listing Council. This press release should be read in conjunction with Sonic’s most recent annual report on Form 10-K and Form 10-K/A and Sonic’s other reports on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. Sonic does not undertake to update any forward-looking statements.

Sonic Solutions Reports Selected Preliminary Results for First Quarter Ended June 30, 2007; Updates Guidance	page 4

For more information, contact:

Sonic Solutions	StreetSmart Investor Relations

A. Clay Leighton, Chief Financial Officer	Brooke Deterline Phone: 415.893.7824

Phone: 415.893.8000 Fax: 415.893.8008	Anne Leschin Phone: 415.775.1788

Email: clay_leighton@sonic.com	Email: investinsonic@sonic.com